Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
(763) 475-1400

UROLOGIX ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

MINNEAPOLIS – October 11, 2006 – Urologix®, Inc. (NASDAQ:ULGX), announced today preliminary revenue results for the first quarter ended September 30, 2006. Based on preliminary results that have not yet been reviewed by the company’s auditors, the company anticipates that revenue for the first quarter of fiscal year 2007 will be approximately $5.4 million, compared to $6.2 million in the same period in fiscal year 2006. The revenue decrease from recent historical levels is expected to have a negative impact to the Company’s net operating results. The Company’s management is currently analyzing the revenue and net operating results and will be prepared to discuss them further when the Company reports its full financial results for the first quarter.

Conference Call Information

Urologix will report its full financial results for the first quarter of fiscal year 2007 on Thursday, October 26, 2006 after market close. A conference call has been scheduled at 4:00 p.m. CDT on the same day. Fred Parks will host the call, which will be broadcast live over the Internet at www.urologix.com.

Webcast listeners should log on at least 10 minutes prior to the scheduled start time of the call to register and download or install any required audio software. A replay of the call will be available on the Urologix website.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave(TM), Targis(R) and Prostatron(R) control units and the Cooled ThermoCath(R), Targis(R) and Prostaprobe(R) catheter families. All of Urologix’ products utilize Cooled ThermoTherapy(TM) - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include, for example, statements of projected first quarter fiscal year 2007 revenue, statements about the Company’s plans and future performance, statements about the Company’s ability to develop and market new products, including the Company-owned Cooled ThermoTherapy mobile service, and other statements that use such words as “may,” “will,” “expect,” “believe” and “plan.”

Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to maintain profitability and increase revenues; the rate of adoption of Cooled ThermoTherapy products, Urologix’ sole products, by the medical community; approval by the FDA of the Company’s products; product liability claims inherent in the testing, production, marketing and sale of medical devices; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the Company’s ability to develop and market new products, including the Company-owned Cooled ThermoTherapy mobile service and the CoolWave control unit, and the Company’s ability to generate revenue from new products; the development and effectiveness of the Company’s sales organization and marketing efforts; developments in the reimbursement environment for the Company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the Company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks and uncertainties detailed form time to time in Urologix’ filing with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K.